Exhibit 99.1

LKQ Corporation Announces Agreement to Acquire Rhiag-Inter Auto Parts Italia S.p.A.

Chicago, IL (December 22, 2015) - LKQ Corporation (Nasdaq:LKQ) announced that it has signed a definitive agreement to acquire the holding company of Rhiag-Inter Auto Parts Italia S.p.A (“Rhiag”), a leading pan-European business-to-business distributor of aftermarket spare parts for passenger cars and commercial vehicles, for an enterprise value of €1.04 billion. Rhiag has operations in Italy, Czech Republic, Switzerland, Hungary, Romania, Ukraine, Bulgaria, Slovakia, Poland and Spain. Rhiag operates through 247 distribution centers and 10 warehouses, and serves more than 100,000 professional clients.

The transaction is expected to be completed early in the second quarter of 2016 and is subject to customary closing conditions and necessary regulatory approvals.

“Rhiag expands our addressable market with the addition of 10 new countries to our European footprint,” stated Robert L. Wagman, President and Chief Executive Officer of LKQ Corporation. “Rhiag has a strong market position in Italy and the Czech Republic and experienced management teams in their respective markets. Clearly this acquisition will accelerate our strategy of creating a Pan-European aftermarket mechanical parts distribution business in this highly-fragmented €188 billion wholesale DIFM market.”

Luca Zacchetti, Rhiag Group CEO, commented: “I believe that, combined with LKQ, Rhiag Group will be in an even stronger position to deliver its superior service level to customers across Europe. I am committed to pursuing our existing strategic goal of profitable market share growth."

Rhiag’s revenue for the twelve months ended September 30, 2015 was approximately €882 million, and LKQ expects the transaction to be accretive to its earnings in 2016. These projected results exclude restructuring and acquisition related expenses.

The Company intends to initially finance the acquisition with borrowings on its revolving credit facility and the assumption of Rhiag’s indebtedness. As of September 30, 2015, the Company had approximately $1.3 billion of available borrowing capacity on its credit facility.

LKQ Corporation Board member and Euro Car Parts Chairman Sukhpal Singh Ahluwalia added “I have long admired Rhiag’s impressive track record of growth and strong distribution network. We have numerous common suppliers, and I have worked closely with many of them for more than 30 years. I am confident that together with Rhiag we will make our supplier relationships even stronger. LKQ and Rhiag share a commitment to serve our customers and a desire to expand into new markets. I look forward to welcoming the Rhiag team to the LKQ Europe family in a few months.”

“Rhiag is an example of a high quality, market-leading distributor,” said Frank Ehmer of Apax Partners LLP. “I would like to thank Luca Zacchetti and the management team for delivering outstanding results across the business during our stewardship of the firm. The team achieved success on a number of organic growth initiatives as well as successfully executed on an M&A strategy. We believe the company is well-positioned to achieve success under LKQ ownership.”

BofA Merrill Lynch acted as exclusive financial advisor to LKQ Corporation in connection with this transaction. JP Morgan and UBS acted as financial advisors to Apax Partners and Rhiag Group.

Conference Call Details

LKQ will host a conference call and webcast on December 22, 2015 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) with members of senior management to discuss the pending acquisition of Rhiag.

To access the investor conference call, please dial (877) 407-0668. International access to the call may be obtained by dialing (201) 689-8558.

Webcast and Presentation Details

The audio webcast and accompanying slide presentation can be accessed at www.lkqcorp.com in the Investor Relations section.

A replay of the conference call will be available by telephone at (877) 660-6853 or (201) 612-7415 for international calls. The telephone replay will require you to enter conference ID: 13627445#. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through January 22, 2016. Please allow approximately two hours after the live presentation before attempting to access the replay.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France, Scandinavia, Australia and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

About Apax Partners LLP

Apax Partners LLP (www.apax.com) is a leading global private equity advisory firm. Over its more than 30 year history, Apax Partners has raised and advised 32 funds with aggregate commitments of $38 billion1. Funds advised by Apax Partners LLP invest in companies across four global sectors of Tech and Telco, Services, Healthcare aFunds advised by Apax Partners LLP invest in companies across four global sectors of Tech and Telco, Services, Healthcare and Consumer. These funds provide long-term equity financing to build and strengthen world-class companies. For further information about Apax Partners LLP, please visit www.apax.com. Apax Partners LLP is authorised and regulated by the FCA in the UK and is subject to the FCA's rules and guidance. Apax Partners’ registered office is 33 Jermyn Street, London, SW1Y 6DN, UK.

Forward Looking Statements

Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to the proposed transaction described and statements or assumptions regarding the expected timetable for completing the transaction, financial and operating results, benefits and synergies of the transaction, and other statements that are based on management's current beliefs and expectations of the company and the combined businesses.  Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors, including the receipt of regulatory approvals for the transaction and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; the failure to realize, or delays in realizing, growth projections, synergies and cost-savings from the transaction; competitive responses to the

1Funds raised since 1981, commitments converted from fund currency to USD at FX rates as at September 2015 transaction; and the risks, uncertainties and other factors described in our Form 10-K for the period ended December 31, 2014 and in subsequently filed Form 10-Qs. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
jpboutross@lkqcorp.com
(312) 621-2793